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                                  EXHIBIT 11.1

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                USA TRUCK, INC.
________________________________________________________________________________


                                                Three Months Ended              Nine Months Ended
                                                   September 30                    September 30
                                                ------------------             -------------------
                                                1997          1996             1997           1996
                                                -----        -----             -----         -----
Average shares outstanding                    9,358,868    9,486,620         9,352,776     9,475,748

Net effect of dilutive stock options-
  based on the treasury stock method
  using average market price                    156,443      113,060           170,084       260,154
                                            -----------  -----------       -----------   -----------
Totals                                        9,515,311    9,599,680         9,522,860     9,735,902
                                            ===========  ===========       ===========   ===========

Net income                                  $ 2,301,813  $ 1,115,530       $ 5,508,406   $ 2,641,924
                                            ===========  ===========       ===========   ===========

Net income per share                        $      0.24  $      0.12       $      0.58   $      0.27
                                            ===========  ===========       ===========   ===========



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